EXHIBIT 99.3


                     EXCHANGE AGENT AGREEMENT

                                           _______________ __, 1997

The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street - 21st Floor
New York, New York  10286

Ladies and Gentlemen:

      GreenPoint Financial Corp., a Delaware corporation ("GreenPoint"), and GreenPoint Capital Trust I, a business trust created under the laws of Delaware (the "Issuer"), are offering to exchange (the "Exchange Offer"), among other securities, the 9.10% Subordinated Capital Income Securities of the Issuer which are being registered under the Securities Act of 1933, as amended (the "New Capital Securities") for a like aggregate Liquidation Amount of the outstanding 9.10% Subordinated Capital Income Securities of the Issuer (the "Old Capital Securities" and, together with the New Capital Securities, the "Capital Securities"), pursuant to a prospectus (the "Prospectus") included in a Registration Statement on Form S-4 (File Nos. ________ and, as amended, the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"). The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _________________, 1997, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, The Bank of New York will act as the Exchange Agent (the "Exchange Agent") for the Exchange Offer. A copy of the Prospectus is attached hereto as EXHIBIT A. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

           GreenPoint and the Issuer expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer."

           A copy of each of the form of the letter of transmittal (the "Letter of Transmittal") and the form of the notice of guaranteed delivery (the "Notice of Guaranteed
Delivery" and, together with the Letter of Transmittal, the "Tender Documents") to be used by Holders of Old Capital
Securities to surrender Old Capital Securities in order to receive New Capital Securities pursuant to the Exchange Offer are attached hereto as EXHIBIT B.



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           GreenPoint and the Issuer hereby appoint you to act as
Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in good faith and in accordance with the following provisions of this
Agreement:

           1. You are to mail the Prospectus and the Tender Documents to all of the Holders and participants in The Depository Trust Company ("DTC") system on the day that you are notified in writing by GreenPoint and the Issuer that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who you have been notified (by DTC or GreenPoint) have become Holders prior to the Expiration Date and to any persons as may from time to time be requested by GreenPoint. All mailings pursuant to this
Section 1 shall be by first-class mail, postage prepaid, unless otherwise specified by GreenPoint or the Issuer. You shall also accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering Old Capital Securities in (or withdrawing tenders of Old Capital Securities from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to GreenPoint,
Attention: ___________.

           2. You are to examine the Letters of Transmittal and the Old Capital Securities and other documents delivered to or received by you, by or for the Holders (including any book-entry confirmations, as such term is defined in the Prospectus), to ascertain whether (i) the Letters of Transmittal and any other Tender Documents are duly executed and properly completed in accordance with the instructions set forth therein and that the book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Capital Securities have otherwise been properly tendered, and
(iii) Holders have provided their Tax Identification Number or required certification. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you will, subject to the following sentence, take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Capital Securities or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Capital Securities and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, GreenPoint and the Issuer at their written instructions or oral direction confirmed by facsimile. Any determination made by GreenPoint and the Issuer on such questions shall be final and binding.

           3. At the written request of GreenPoint and the Issuer or their counsel, you shall notify tendering Holders of Old Capital Securities in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Capital Securities to the persons entitled thereto, at the request and expense of GreenPoint.



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           4. Tenders of the Old Capital Securities may be made
only as set forth in the Letter of Transmittal and in the section of the Prospectus entitled "The Exchange Offer." Notwithstanding the foregoing, tenders which GreenPoint or the Issuer shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at GreenPoint's expense for six years. New Capital Securities are to be issued in exchange for Old Capital Securities pursuant to the Exchange Offer only (i) upon receipt by you prior to the Expiration Date (or, in the case of a tender pursuant to a Notice of Guaranteed Delivery as outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer), of a completed Letter of Transmittal, together with the corresponding Capital Securities certificate, or (ii) upon receipt by you prior to the Expiration Date, in the event that the Holder is a participant in the DTC system, of a completed Letter of Transmittal (or an Agent's Message in lieu thereof), together with book entry confirmation in accordance with DTC's Automated Tender Offer Program ("ATOP").

           You are hereby directed to establish an account with respect to the Old Capital Securities at DTC (the "Book Entry Transfer Facility") within two days after the Effective Date of the Exchange Offer in accordance with Section 17A(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Capital Securities by causing the Book Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an Agent's Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

           5. Upon the oral or written request of GreenPoint or the Issuer (with written confirmation of any such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing, to ________________________, or such other persons as GreenPoint or the Issuer may reasonably request at the address and telephone number set forth in Section 23 hereof, the aggregate number and principal amount of Old Capital Securities tendered to you and the number and principal amount of Old Capital Securities properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

           6. Upon acceptance by GreenPoint and the Issuer of any Old Capital Securities duly tendered pursuant to the Exchange Offer (such acceptance if given orally, to be con-firmed in writing), GreenPoint and the Issuer will cause
New Capital Securities in exchange therefor to be issued as promptly as possible, and deliver such New Capital Securities to you. As promptly as possible after the Expira-tion Date you will deliver such New Capital Securities on



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behalf of GreenPoint and the Issuer at the rate of $1,000 (1
Capital Security) principal amount of New Capital Securities for each $1,000 principal amount of Old Capital Securities tendered.

           7. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

           8. Notice of any decision by GreenPoint and the Issuer not to exchange any Old Capital Securities tendered shall be given to you by GreenPoint or the Issuer either orally (if given orally, to be confirmed in writing) or in a written notice.

           9. If, pursuant to the Exchange Offer, GreenPoint and the Issuer do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, you shall, upon notice from GreenPoint and the Issuer (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer, return the certificates evidencing unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited such certificates or effected such book-entry transfer.

           10. Certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or New Capital Securities shall be forwarded at GreenPoint's expense by first-class mail.

           11. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

           12. If any Holder shall report to you that his or her failure to surrender Old Capital Securities registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by GreenPoint and the Issuer, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you, GreenPoint and the Issuer, and (ii) to execute and deliver an agreement to indemnify GreenPoint, the Issuer and you, in such form as is acceptable to you, GreenPoint and the Issuer. The obligees to be named in each such indemnity bond shall include you, GreenPoint and the Issuer. You shall report to GreenPoint the names of all Holders who claim that their Old Capital Securities have been lost or destroyed and the principal amount of such Old Capital Securities.

           13. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Capital Securities submitted to you or returned by DTC in connection with ATOP. Such Old Capital Securities shall be canceled and retired by you in your capacity as Trustee (the "Trustee") under the Indenture dated June 3, 1997, as amended and supplemented by



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the First Supplemental Indenture dated June 3, 1997, governing the Capital Securities, as you are instructed by GreenPoint and the Trust (or a representative designated by GreenPoint or the Trust) in writing.

           14. For your services as the Exchange Agent hereunder, GreenPoint shall pay you in accordance with the schedule of fees attached hereto as EXHIBIT C. GreenPoint also will reimburse you for your reasonable and documented out-of-pocket expenses (including, but not limited to, all reasonable and documented attorneys' fees and expenses not previously paid to you as set forth in EXHIBIT C) in connection with your services promptly after submission to GreenPoint of itemized statements.

           15.  As the Exchange Agent hereunder you:

           (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by GreenPoint or the Issuer and agreed to by you in writing with respect to the Exchange Offer;

           (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Capital Securities deposited with you hereunder or any New Capital Securities, any Tender Documents or other documents prepared by GreenPoint or the Issuer in connection with the Exchange Offer or any signatures or endorsements other than your own, and will not be required to make and will not make any representations as to the validity, sufficiency, value or genuineness of the Exchange Offer or any other disclosure materials in connection therewith; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

           (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

           (d) may rely on, and shall be fully protected and indemnified as provided in Section 16 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated by GreenPoint or the Issuer;

           (e) may consult with counsel satisfactory to you, including counsel for GreenPoint, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel;

           (f) shall not at any time advise any person whether to tender or to refrain from tendering all or any portion of their Old Capital Securities in the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Capital Securities or New Capital Securities; and



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           (g) shall not be liable for any action which you may
do or refrain from doing in connection with this Agreement except for your negligence, willful misconduct or bad faith.

           16. (a) GreenPoint and the Issuer covenant and agree to indemnify and hold harmless The Bank of New York and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable documented expense of any nature (including reasonable documented attorneys' fees and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such Indemnified Party shall use its best efforts to notify GreenPoint and the Issuer by letter, or by facsimile confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 15 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, further, that failure to so notify GreenPoint and the Issuer shall not relieve GreenPoint or the Issuer of any liability which they may otherwise have hereunder except to the extent that GreenPoint or the Issuer is prejudiced by such failure to notify. Anything in this Agreement to the contrary notwithstanding, neither GreenPoint nor the Issuer shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of an Indemnified Person's gross negligence, bad faith or willful misconduct. GreenPoint and the Issuer shall be entitled to participate at their own expense in the defense of any such claim or legal action and, if GreenPoint or the Issuer so elects, GreenPoint or the Issuer may assume the defense of any suit brought to enforce any such claim. In the event GreenPoint or the Issuer elects to assume such defense, neither GreenPoint nor the Issuer shall be liable for any fees and expenses thereafter incurred by such Indemnified Party so long as GreenPoint or the Issuer shall retain counsel reasonably satisfactory to the Indemnified Party.

           (b) The Bank of New York agrees that, without the prior written consent of GreenPoint and the Issuer (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether The Bank of New York, GreenPoint or the Issuer or any of their directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Greenpoint, the Issuer, and their directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

           17. This Agreement and your appointment as Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.



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           18. The parties hereto hereby irrevocably submit to
the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

           19. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

           20. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

           21. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           22. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration
Date. Notwithstanding the foregoing, Sections 14 and 16 shall survive the termination of this Agreement.

           23. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered against written receipt thereof or mailed by first class certified or registered mail, postage prepaid, or sent by facsimile transmission, as follows:

If to GreenPoint:              GreenPoint Financial Corp.
                               90 Park Avenue
                               New York, New York  10016
                               Telephone:  (212) 834-1711
                               Facsimile:  (212) ________
                               Attention:  _____________



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If to the Issuer:              GreenPoint Capital Trust I
                               c/o GreenPoint Financial Corp.
                               90 Park Avenue
                               New York, New York  10016
                               Telephone:   (212) 834-1711
                               Facsimile:   (212) ________
                               Attention:   _____________

If to you:                     The Bank of New York
                               101 Barclay Street
                               Floor 21 West
                               New York, New York  10286
                               Telephone:   (212) 815-5192
                               Facsimile:   (212) 815-5915
                               Attention:   Corporate Trust Trustee
                                            Administration

or such other address or facsimile number as any of the above may have furnished to the other parties in writing for such purpose.

           24. This Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Issuer and GreenPoint.



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           If the foregoing is in accordance with your
understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to GreenPoint.

                                Very truly yours,

                                GREENPOINT FINANCIAL CORP.

                                By: _____________________________
                                    Name:
                                    Title:

                                GREENPOINT CAPITAL TRUST I

                                By: _____________________________
                                    Name:
                                    Title: Administrator

Agreed to this __ day of _______________, 1997

THE BANK OF NEW YORK


By: _________________________
    Name:
    Title:



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                             Exhibit A


                            Prospectus



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                             Exhibit B


                         Tender Documents



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                             Exhibit C

                         Schedule of Fees

           Covers review of the Letter of Transmittal, DTC ATOP Voluntary Offering Instruction, the Exchange Agent Agreement and other related documentation, if any, as required by the Exchange Offer; set-up of records and accounts; distribution of materials; all operational and administrative charges and time in connection with the review, receipt and processing of Letters of Transmittal, processing delivery of Guarantees, legal items, withdrawals, record keeping, and answering securityholders' inquiries pertaining to the Exchange Offer.

                                     Flat Fee:      $2500
                                     Per extension:   500

                               NOTE

      These fees are also subject to change should circumstances warrant. Reimbursement for all reasonable and documented out-of-pocket expenses, disbursements (including postage, telex, facsimile, photocopying and advertising costs), and reasonable and documented fees of counsel (including their reasonable and documented disbursements and expenses) incurred in the performance of our duties will be added to the billed fees. Once appointed, if the Exchange Offer should fail to close for reasons beyond our control, we will require reimbursement in full for our reasonable and documented legal fees and any reasonable and documented out-of-pocket expenses related to our responsibilities under the Exchange Agent Agreement.

      Fees for any services not specifically covered in this or any other applicable schedule will be based on the appraisal of services rendered.